Exhibit 99.2

News Release	FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

For Release: Immediate

Investors	Rob Cherry	(281) 591-4560
Media	Ellen Bates	(281) 445-6559
	Michael King	(281) 931-2540

FMC Technologies’ Board of Directors Declares Tax-Free Dividend of John Bean Technologies Corporation Shares

HOUSTON, July 14, 2008— FMC Technologies, Inc. (NYSE:FTI) announced today that its Board of Directors gave its final approval of the spin-off of FMC Technologies’ 100-percent ownership of John Bean Technologies Corporation (“JBT”) (NYSE: JBT) by declaring a dividend of JBT common stock. The dividend will be distributed at the close of business on July 31, 2008, to FMC Technologies shareholders of record as of July 22, 2008. Each holder of FMC Technologies common stock will receive a dividend of 0.216 share of JBT common stock for every share of FMC Technologies common stock held on the record date.

In connection with the spin-off, JBT will pay a cash dividend to FMC Technologies on July 31 of approximately $175 million. FMC Technologies’ Board has approved a $95 million increase in its stock repurchase authorization, and FMC Technologies will use $95 million of the approximately $175 million dividend to effect such stock repurchase. The remaining proceeds of the cash dividend will be used to retire existing debt.

FMC Technologies announced its intent to combine its FoodTech and Airport Systems businesses into a separate, publicly traded company in October 2007. Today’s announcement is one of the final steps in the spin-off process, as the company has received a private letter ruling from the Internal Revenue Service with respect to the transaction’s tax-free status.

It is anticipated that a “when issued” public market for FTI and JBT common stock will commence on or about July 18 on the New York Stock Exchange under the symbols “FTI WI” and “JBT WI.” “FTI WI” will exclude the value of the dividend of JBT. During this time, FTI shares will also trade “regular way” under the symbol “FTI” and include the dividend of JBT. Following the distribution, the common stock of both companies will trade regular way.

Peter Kinnear, President and Chief Executive Officer of FMC Technologies, said, “Completing the dividend and spin-off of our non-energy businesses will position FMC Technologies and JBT Corporation to realize their potential underlying value by allowing each to focus on its core business.”

Charlie Cannon, Chairman, President and Chief Executive Officer of JBT, added, “The spin-off will allow JBT’s 3,100 employees to focus on creating value for our shareholders by pursuing growth opportunities directly related to the food processing and air transportation industries.”

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FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry and other industrial markets. The Company designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. Named by FORTUNE Magazine as America’s Most Admired Oil and Gas Equipment, Service Company in 2005, 2006 and 2008, FMC Technologies employs approximately 13,000 people and operates 33 manufacturing facilities in 19 countries. For more information visit www.fmctechnologies.com.

John Bean Technologies Corporation (“JBT”) is a leading global technology solutions provider to high-value segments of the food processing and air transportation industries. The Company designs, manufactures, tests and services technologically sophisticated systems and products for customers through its JBT FoodTech and JBT AeroTech segments. For more information visit www.jbtcorporation.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in JBT’s Registration Statement on Form 10. These risks and uncertainties are also described under the caption “Risk Factors” in FMC Technologies’ Annual Report on Form 10-K for the year ended December 31, 2007 and may be modified in subsequent quarterly reports filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.